Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO REPORTS
RECORD FIRST QUARTER EARNINGS

CRANFORD, NJ, April 24, 2008 – Metalico, Inc. (AMEX:MEA) today reported its best quarter ever, with sharp increases in revenues, operating income and net income for the first quarter of 2008.

Net income for the quarter ended March 31, 2008 was $6.1 million or $0.20 per share (on a diluted basis) on sales of $170.5 million (before discontinued operations of $.01), compared to net income of $3.1 million or $0.12 per share (on a diluted basis) on sales of $51.8 million for the quarter ended March 31, 2007, an increase in sales of $118.7 million or 230% over the same-quarter 2007 results. Operating income for 2008 increased $7.9 million or 153% to $13.1 million, compared to $5.2 million for the prior-year quarter.

First Quarter Highlights

•	First-quarter sales increased by 230% to $170.5 million in 2008, compared to $51.8 million in the prior year’s first quarter.

•	Operating income for the quarter was $13.1 million, compared to operating income of $5.2 million for the quarter ended March 31, 2007, an increase of 153%.

•	Income from continuing operations increased 104% for the quarter to $6.5 million from $3.2 million in the prior year.

•	EBITDA (as defined below) rose to $15.8 million, an increase for the quarter ended March 31, 2008 of 57% over $10.0 million in the fourth quarter of 2007.

•	Income from continuing operations of $0.20 per diluted share for the quarter (before discontinued operations of $.01) was an increase of 67% over $0.12 per share in the prior year’s first quarter.

•	First-quarter 2008 results were negatively impacted by sequentially compressed margins in the Lead Fabrication segment resulting from high cost inventory and declining lead product selling prices and product unit volumes as compared to the fourth quarter of 2007.

Metalico’s Scrap Metal segment experienced quarter-over-quarter unit volume increases of approximately 82% for ferrous and 95% for non-ferrous metals. The Lead Fabrication segment volume remained unchanged quarter-over-quarter. Ferrous metal prices saw an increase of 50% quarter-over-quarter, while selling prices for non-ferrous rose by 166% quarter-over-quarter.

Excluding corporate overhead charges, the Company’s Scrap Metal segment enjoyed a 307% gain in operating income in the first quarter of 2008 over the first quarter of 2007 from $4 million to $16.3 million. The Lead Fabrication segment suffered an operating loss of $2.3 million in this year’s quarter, compared to income of $2.6 million in the prior-year period.

Commenting on the results for the quarter, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said “We are extremely pleased with our performance. As a result of last year’s acquisitions and the recent purchase of American CatCon in January, Metalico started 2008 with a much larger operating platform. In addition, we benefited from rising commodity prices throughout the quarter coupled with unit volume growth.”

He added, “Our employees rose to the occasion by pushing the volume and capturing good margin trades to finish the quarter. Congratulations to all of our people for a job well done.”

Shareholders Debt and Equity

Metalico’s outstanding debt increased to a total of $121.8 million as of March 31, 2008 from $95.1 million at December, 31, 2007, a difference of $26.7 million, resulting mostly from financing approximately $25.0 million for the acquisition of American Cat Con, Inc. and other capital expenditures. Shareholders’ equity increased by 27% or $33.2 million to $157.2 million as of March 31, 2008, from $124.0 million as of December 31, 2007. The Company’s results also reflect the consolidation of its investment in Beacon Energy Corp., a biodiesel development stage company formerly known as AgriFuel Co.

As of March 31, 2008, Metalico had 35,373,442 common shares issued and outstanding. The Company has no outstanding preferred shares.

Metalico operates in the highly cyclical and volatile commodity metals universe, made even more difficult by the current challenging economic and capital market conditions. The Company’s core business strategy emphasizes balanced growth of the ferrous and non-ferrous Scrap Metal Recycling business through acquisitions or new facility development in existing and new markets. Earlier today, the Company announced it had agreed to terms of a definitive asset purchase agreement to acquire a major scrap metal recycling operation in Western Pennsylvania for a total purchase price of $76 million, subject to adjustment for inventory.

Metalico’s stated goal is to maintain and enhance its status as a leading producer of recycled metal in the markets where it operates, focusing on broad diversification among various commodity metal groups and taking a long-term view to achieve growth and above-average financial results.

Outlook and Update

The Company said it believes results for the second quarter of 2008 may be influenced by several factors:

•	Ferrous scrap metal pricing has steadily increased during the second quarter, reaching record levels in April. Continued high prices should stimulate strong unit volume activity.

•	Non ferrous prices appear to be settling in a trading range comparable to what was experienced during the first quarter. The effects of current prices and the warming trend brought about by Spring weather are expected to encourage a steady flow of non-ferrous material.

•	Platinum Group Metal (“PGM”) prices rose to world record levels during the first quarter on perceived tightness of future supply arising from production constraints due to the widely publicized electrical energy shortfalls in South Africa. PGM prices are off about 10% from their record levels of the first quarter, but appear to be settling there in a narrow trading range. This may have the effect of reducing unit volumes in the Company’s non-ferrous business but it is unclear yet what impact slightly lower metal prices could have. Competition for market share should continue to be intense during the period.

•	The lead fabrication segment is believed to have completed working through high cost inventory and should return to a positive cash flow contribution in the second quarter. Selling prices for fabricated lead products appear to be stable early in the second quarter. The Company anticipates seasonably higher unit volumes in the period tempered by the continued sluggish general economic environment.

Completion of any additional acquisitions in 2008 will be subject to satisfactory completion of due diligence, signing definitive purchase agreements, and raising debt and equity capital on acceptable commercial terms. There can be no assurance that Metalico will be successful in completing any of the above.

The Company said it intends to continue acquiring successful platform operations in dynamic new markets with the goal of remaining independent and continue to be an aggressive acquirer and consolidator of high quality, secondary commodity materials businesses.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates fourteen recycling facilities in New York, Pennsylvania, Ohio, New Jersey, Texas, and Mississippi and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, other income and expense, stock based compensation, minority interests and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the second quarter of 2008, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three
	Months Ended	Months Ended
Selected Income Statement Data:	March 31, 2008	March 31, 2007
Revenue	$170,548	$51,752

Costs and expenses:
Operating expenses	148,248	41,762
Selling, general & administrative expenses	7,154	3,699
Depreciation & amortization	2,027	1,097

	157,429	46,558

Operating income	13,119	5,194

Interest expense	(3,217)	(404)
Other income	124	108

	(3,093)	(296)

Income from continuing operations before income taxes and minority interest	10,026	4,898
Provision for income taxes	3,710	1,766

Income from continuing operations before minority interest	6,316	3,132
Minority interest	158	36

Income from continuing operations	6,474	3,168
Discontinued operations, net	(405)	(60)

Net income	$6,069	$3,108

Diluted earnings (loss) per common share:
Income from continuing operations	$0.20	$0.12
Discontinued operations (net)	(0.01)	-

Net income	$0.19	$0.12

Diluted weighted average common shares outstanding:	32,787,293	26,438,340

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	March 31,	December 31,
	2008	2007
Assets:

Current Assets	$149,129	$103,291
Property Plant & Equipment, net	46,207	44,708
Intangible and Other Assets	141,101	121,571

Total Assets	$336,437	$269,570

Liabilities & Stockholders’ Equity:

Current Liabilities	$47,279	$41,471
Debt & Other Long Term Liabilities	120,351	96,309

Total Liabilities	167,630	137,780
Minority Interest	7,615	7,773
Redeemable Common Stock	4,000	-
Stockholders’ Equity	157,192	124,017

Total Liabilities & Stockholders’
Equity	$336,437	$269,570

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, income taxes, depreciation and amortization and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months
	Ended	Three Months Ended
	March 31, 2008	March 31, 2007
	(UNAUDITED)
	($thousands)
EBITDA	$15,760	$6,544
Less:
Interest expense	3,217	404
Stock based compensation in subsidiary	332	109
Provision for federal and state income taxes	3,710	1,766
Depreciation and amortization	2,027	1,097
Discontinued operations, net	405	60

Net income	$6,069	$3,108